UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ABC BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ABC Bancorp

24 Second Avenue, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 18, 2004

To the Shareholders of ABC Bancorp:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of ABC Bancorp (the “Company”) will be held at the principal offices of ABC Bancorp, located at 24 Second Avenue, S.E., Moultrie, Georgia, on Tuesday, May 18, 2004, commencing at 4:15 p.m., local time, for the following purposes:

(1)	to elect three Class I directors for a three-year term of office;

(2)	to ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company’s independent accountants for the fiscal year ended December 31, 2003; and

(3)	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 8, 2004 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy if they own shares registered in different names or at different addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered — whether individually, as joint tenants, or in a representative capacity — and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

By Order of the Board of Directors,
Moultrie, Georgia April 15, 2004	Kenneth J. Hunnicutt, Chairman of the Board and Chief Executive Officer

ABC BANCORP

24 Second Avenue, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about April 15, 2004) are furnished to shareholders of ABC Bancorp (the “Company”) in connection with the solicitation by and on behalf of the Board of Directors of the Company (the “Board”) of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the principal offices of ABC Bancorp, located at 24 Second Avenue, S.E., Moultrie, Georgia, on Tuesday, May 18, 2004, at 4:15 p.m., local time, and any adjournment or postponement thereof.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy. UNLESS AUTHORITY IS WITHHELD IN THE MANNER INDICATED ON THE ENCLOSED FORM OF PROXY, IT IS INTENDED THAT PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES NAMED HEREIN.

Only shareholders of record at the close of business on March 8, 2004 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 9,765,180 shares of its common stock, $1.00 par value per share (the “Common Stock”), outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone, telecopier or telegraph. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expenses of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) directors, (ii) nominees for election as directors, (iii) executive officers named in the Summary Compensation Table set forth in this Proxy Statement under the caption “Executive Compensation and Other Information,” (iv) all directors and executive officers as a group, and (v) each person who, to the knowledge of the Company, is a beneficial owner of more than five percent (5%) of the outstanding Common Stock.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned as of March 8, 2004 (2)+	Percent of Class (3)
Jon S. Edwards (4)	28,953	*
Johnny W. Floyd (5)	62,568	*
J. Raymond Fulp	25,969	*
Edwin W. Hortman, Jr. (6)	25,966	*
Kenneth J. Hunnicutt (7)	251,650	2.58%
Daniel B. Jeter	5,146	*
W. Edwin Lane, Jr. (8)	51,787	*
Cindi H. Lewis (9)	24,788	*
Robert P. Lynch (10)	111,553	1.14%
Eugene M. Vereen, Jr.	46,902	*
Doyle Weltzbarker	67,132	*
J. Thomas Whelchel (11)	40,203	*
Henry C. Wortman (12)	59,659	*
All directors and executive officers as a group (17 persons) (13)	802,276	8.22%

*Less	than 1%.
+All	fractional shares have been rounded up to the next whole number.
(1)	Unless otherwise noted in the footnotes to this table, the address of each beneficial owner is 24 Second Avenue, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated.
(3)	Percentage calculated based on 9,765,180 shares of Common Stock outstanding as of March 8, 2004.
(4)	Includes 11,600 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; 6,000 shares of restricted Common Stock over which Mr. Edwards exercises voting power; and 10 shares owned by Mr. Edward’s wife, with whom he shares voting and investment power.
(5)	Includes 9,297 shares of Common Stock owned by Mr. Floyd’s wife and 26,978 shares of Common Stock owned through accounts for the benefit of Mr. Floyd’s children, of which Mr. Floyd is custodian.
(6)	Includes 9,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; 5,000 shares of restricted Common Stock over which Mr. Hortman exercises voting power; and 10 shares owned by Mr. Hortman’s wife, with whom he shares voting and investment power.
(7)	Includes 67,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; 20 shares of Common Stock owned jointly with Mr. Hunnicutt’s investment club; and 2,064 shares of Common Stock owned by Mr. Hunnicutt’s wife, with whom he shares voting and investment power.

(8)	Includes 23,726 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; and 5,000 shares of restricted Common Stock, over which Mr. Lane exercises voting power.
(9)	Includes 6,480 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; 5,000 shares of restricted Common Stock over which Mrs. Lewis exercises voting power; 998 shares of Common Stock owned jointly with Mrs. Lewis’ husband, 49 shares owned jointly with Mrs. Lewis’ daughter; and 549 shares owned by Mrs. Lewis’ husband, with whom Mrs. Lewis shares voting and investment power.
(10)	Includes 108,540 shares of Common Stock owned by members of Mr. Lynch’s family, over which Mr. Lynch has voting and investment power.
(11)	Includes 1,206 shares of Common Stock owned by Mr. Whelchel’s wife, with whom Mr. Whelchel shares voting and investment power. In addition to the shares of Common Stock listed, Mr. Whelchel also owns 1,400 shares of the preferred securities of ABC Bancorp Capital Trust I, a Delaware business trust and a subsidiary of the Company (the “Trust”), which represent less than 1% of the 3,450,000 shares of such preferred securities issued and outstanding.
(12)	Includes 15,314 shares of Common Stock owned by Mr. Wortman’s wife, with whom Mr. Wortman shares investment and voting power; 11,340 shares of Common Stock owned by Mr. Wortman as co-trustee with Mr. Wortman’s wife for the benefit of their two children; and 1,885 shares of Common Stock owned jointly with Mr. Wortman’s wife. In addition to the shares of Common Stock listed, Mr. Wortman also owns 3,000 shares of the preferred securities of the Trust, which represent less than 1% of the 3,450,000 shares of such preferred securities outstanding.
(13)	Includes 128,512 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004 and 26,000 shares of restricted Common Stock, over which certain members of the group exercise voting power.

PROPOSAL I: ELECTION OF DIRECTORS

The Company has a classified Board currently consisting of three Class I directors (Messrs. Floyd, Hortman and Jeter), four Class II directors (Messrs. Fulp, Lynch, Whelchel and Wortman), and three Class III directors (Messrs. Hunnicutt, Vereen and Weltzbarker). The Class I directors currently serve until the Annual Meeting, and the Class II and Class III directors currently serve until the annual meetings of shareholders to be held in 2005 and 2006, respectively. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2007, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board and newly created directorships can generally be filled by a vote of a majority of the directors then in office. Executive officers are elected annually by the Board and serve at the discretion of the Board.

At the Annual Meeting, shareholders are being asked to elect three directors to serve as Class I directors until the 2007 annual meeting of shareholders and until their successors are duly elected and qualified.

In order to be elected, a nominee for director must receive an affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of the nominees listed below as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information as of the Record Date concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Annual Meeting. Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years.

Nominees for Election as Class I Directors with Terms Expiring in 2007

Johnny W. Floyd (age 65) has served as a director of the Company since 1995. Mr. Floyd has served as a director and Chairman of the Board of Central Bank and Trust, a wholly-owned subsidiary of the Company, since 1986 and 1988, respectively. Mr. Floyd is the President of Floyd Timber Company, a forestry products company, and the President of Cordele Realty, Inc. Mr. Floyd has also been a member of the Georgia House of Representatives since 1989.

Daniel B. Jeter (age 52) has served as a director of the Company since 1997. Mr. Jeter has been a director of American Banking Company since April, 2002. Mr. Jeter is the Vice President and a majority shareholder of Standard Discount Corporation (“Standard”), a family-owned consumer finance company. Mr. Jeter joined Standard in March 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he is President). Mr. Jeter is also a director and officer of the Georgia Industrial Loan Corporation and a director of Allied Business Systems and the Georgia Financial Services Association.

Edwin W. Hortman, Jr. (age 50) has served as a director of the Company since November, 2003. Mr. Hortman has also served as President and Chief Operating Officer of the Company since November 6, 2003. Mr. Hortman served as Executive Vice President from August, 2002 through November, 2003 and continues to serve as North Regional Executive since August, 2002. From April, 1998 through November, 2003, Mr. Hortman served as President and CEO of Citizens Security Bank, a wholly-owned subsidiary of the Company. Mr. Hortman serves as a director of Citizens Security Bank since April, 1998. Mr. Hortman also serves as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, each of which is a wholly-owned subsidiary of the Company since September 2002. From September 1992 through April 1998, Mr. Hortman was Senior Vice President, Colony Bankcorp, Inc. and President of Colony Management Services. Mr. Hortman serves as a director of the Georgia Bankers Association.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

Directors

J. Raymond Fulp (age 59) has served as a director of the Company since 1989 and has served as a director and Chairman of the Board of Citizens Security Bank, a wholly-owned subsidiary of the Company since 1987 and 2000, respectively. Mr. Fulp is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. Mr. Fulp’s term expires in the year 2005.

Robert P. Lynch (age 40) has served as a director of the Company since February 2000. Mr. Lynch currently operates Motor Finance Company in Jacksonville, Florida. Mr. Lynch’s family owns seven automobile dealerships in Florida and Georgia, as well as Shadydale Farm, a beef cattle operation located in Shadydale, Georgia. Mr. Lynch’s term expires in the year 2005.

J. Thomas Whelchel (age 68) has served as a director of the Company since August 2001. Between 1996 and 2001, Mr. Whelchel served as the Chairman of the Board and Executive Officer of Golden Isles Financial Holdings, Inc. (“Golden Isles”), a Georgia corporation which merged with the Company in July, 2001. From July 1995 to October 1996, Mr. Whelchel served as Vice Chairman of the Board of Golden Isles, and from 1988 to 1995, he served as President of Golden Isles. Mr. Whelchel has served as Chairman of the Board and a director of The First Bank of Brunswick, a wholly-owned subsidiary of the Company, since February 1990. He is also a senior partner in the law firm of Whelchel, Brown, Readdick & Bumgartner located in Brunswick, Georgia, and also serves on the Board of Directors for the J.H. Harvey Company. Mr. Whelchel’s term expires in the year 2005.

Henry C. Wortman (age 65) has served as a director of the Company since 1990. Mr. Wortman has also served as Vice Chairman of the Board and a director of Heritage Community Bank, a wholly-owned subsidiary of the Company, since 1988. Mr. Wortman has served as a principal partner of Jackson & Wortman LLC, a dairy, pecan, timber and general farming operation based in Quitman, Georgia, since 1965. Mr. Wortman is also President of JWIT, LLC and is a member of the Board of Directors of the Georgia-Florida Fertilizer Company. Mr. Wortman’s term expires in the year 2005.

Kenneth J. Hunnicutt (age 67), Chairman of the Board, has served as a director of the Company since 1981 and Chairman of the Board since May 15, 2001. Mr. Hunnicutt has also served as Chief Executive Officer of the Company since 1994 and as President of the Company from 1981 through May 15, 2001 and again from August 8, 2002 through November 6, 2003. Mr. Hunnicutt served as Senior President of American Banking Company from 1989 to 1991 and as President of American Banking Company, a wholly-owned subsidiary of the Company, from 1975 to 1989. Mr. Hunnicutt also serves on the Board of Trustees for Abraham Baldwin Agricultural College. Mr. Hunnicutt’s term expires in the year 2006.

Eugene M. Vereen, Jr. (age 83) has served as a director of the Company since 1981. Mr. Vereen served as the Chairman of the Board from 1981 to 1995 and served as Chief Executive Officer of the Company from 1981 to 1994. Mr. Vereen has also served as a director of American Banking Company since 1971. Mr. Vereen also served as a director of Heritage Community Bank, Bank of Thomas County, Citizens Security Bank and Cairo Banking Company, each of which is a wholly-owned subsidiary of the Company, from the time the Company acquired each such subsidiary until 1995. Mr. Vereen has previously served as President of American Banking Company from 1971 to 1974 and Senior President of American Banking Company from 1974 to 1989. Mr. Vereen now serves as the Chairman of the Board Emeritus of the Company and as President Emeritus of American Banking Company. Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency from 1951 until its sale in 1983. Mr. Vereen is Chairman and director of M.I.A., Co., an investment company. Mr. Vereen’s term expires in the year 2006.

Doyle Weltzbarker (age 69) has served as a director of the Company since 1985 and as Chairman of the Board from October, 1998 through May, 2001. Mr. Weltzbarker has also served as Vice Chairman of the Board from 1995 through 1998 and again since May 15, 2001. Mr. Weltzbarker has served as a director and Chairman of the Board of Heritage Community Bank, a wholly-owned subsidiary of the Company since 1975 and 1988, respectively. Since 1985, Mr. Weltzbarker has served as a director and President, of both West End Milling Company, a feed manufacturing business, and Brooksco Dairy, LLC, a livestock and farming business. Mr. Weltzbarker also serves as a director and officer of Southeast Milk Inc. and as a director of Georgia-Florida Fertilizer Co. and the Georgia Agribusiness Council. Mr. Weltzbarker’s term expires in the year 2006.

The backgrounds of the directors with terms expiring in 2004 are summarized above.

Committees of the Board

The Company’s Executive Committee is currently comprised of five directors, two of whom are current or former employees of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Hunnicutt, Jeter and Weltzbarker. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders. The Executive Committee, among other things, considers and makes recommendations to the Board regarding the size and composition of the Board, recommends and nominates candidates to fill Board vacancies that occur and recommends to the Board the director nominees for whom the Board will solicit proxies.

The Company’s Executive Loan Committee is currently comprised of seven members. Five members of the Executive Loan Committee are directors of the Company, and the two remaining members are non-director employees of the Company. The current members of the Executive Loan Committee are Messrs. Hortman, Hunnicutt, Jeter, Weltzbarker and Wortman, and O. Mitchell Smith, the Company’s Director of Credit Administration and Jon S. Edwards, the South Regional Executive. The Executive Loan Committee is responsible for reviewing and approving all of the loan and credit requests involving principal amounts between $2.5 million and $5.0 million for the Company and each of the Company’s eleven subsidiary banks (collectively, the “Banks”).

The Company’s Compensation Committee is currently comprised of six directors, Messrs. Fulp, Hortman, Hunnicutt, Jeter, Weltzbarker and Whelchel. Messrs. Hortman and Hunnicutt served as non-voting members of the Compensation Committee during the year ended December 31, 2003. The duties of the Compensation Committee are generally to establish the salaries, bonuses, management perquisites and other compensation of the officers of the Company and the Banks. The Compensation Committee also has the authority to administer and interpret the Company’s 401(k) Profit Sharing Plan, the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, and the 1997 Incentive Stock Option Plan for Mr. Hunnicutt, including the selection of eligible participants in such plans and the type, amount, duration, acceleration and vesting of individual grants and awards made thereunder.

The Company’s Audit Committee is currently comprised of three members, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the Board, free from any relationship that would interfere with the exercise of independent judgment in the discharge of the Audit Committee’s duties. See “Report of the Audit Committee of the Board.” The current members of the Audit Committee are Messrs. Fulp, Jeter and Wortman. The Audit Committee represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries.

The Company has an Asset Liability Management Committee currently comprised of thirteen members, four of whom are directors of the Company and the rest of whom are non-director employees of the Company. The directors who serve on the Asset Liability Management Committee are Messrs. Hortman, Hunnicutt, Jeter and Wortman. Messrs. Jeter and Wortman are non-employee directors. The Asset Liability Management Committee manages the Company’s assets so as to minimize risk and maximize profits by managing the Company’s mix of assets so that non-earning assets are minimized. The Asset Liability Management Committee guards against any concentration of assets (e.g., excessive amounts of loans to one borrower or excessive amounts of investment securities from the same issuer) to minimize risk and ensures that reserves against losses are adequate to prevent depletion of earnings. The Asset Liability Management Committee also approves the overall strategy of the Company’s investment portfolio.

The Company also has an Investment Committee currently comprised of eight members, three of whom are directors of the Company (Messrs. Hortman, Hunnicutt and Wortman), and the rest of whom are non-director employees of the Company (Mr. Wortman is a non-employee director of the Company). The Investment Committee is responsible for overseeing the implementation of overall investment portfolio strategy approved by the Asset Liability Management Committee.

The Company does not have a standing nominating committee or a charter with respect to the nominating process. The Board is of the view that such a committee is unnecessary given the relatively small number of directors elected each year and the fact that all directors are considered and recommended to the shareholders by the full Board, a majority of which is comprised of independent directors. If the Board appointed such a committee, its membership would consist of the independent directors or a subset of them. To date, all director nominees have been identified by current directors or management. The Company has never engaged a third party to identify director candidates, and the Company has never received a proposed director candidate from a source outside of the Company. However, the Board would consider any director candidate proposed in good faith by a shareholder of the Company. To do so, a shareholder should send the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to the Secretary of the Company. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). The Board will evaluate candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a stakeholder in the Company, “independence” for purposes of compliance with the rules of the Securities and Exchange Commission (the “SEC”) and National Association of Securities Dealers, Inc. (the “NASD”), and willingness, ability and availability for service.

In 2003, the Board held 12 meetings and acted once by unanimous written consent in lieu of a meeting, the Executive Committee held 12 meetings, the Executive Loan Committee held 30 meetings, the Compensation Committee held six meetings, the Audit Committee held four meetings, and the Asset Liability Management Committee and the Investment Committee each held 12 meetings. Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2003.

Nine Board members attended the 2003 Annual Meeting of Shareholders, and all members of the Board are being requested to attend the Annual Meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table and notes present the cash and non-cash compensation paid or accrued during each of the last three fiscal years to the Company’s Chief Executive Officer and to any other executive officer whose total cash compensation exceeded $100,000.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary		Bonus	Restricted Stock Award		Securities Underlying Options/ SARs		All Other Annual Compensation
Kenneth J. Hunnicutt, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$321,077 $326,000 $304,815	(1)(2) (1)(2) (1)(2)	$157,539 $123,200 $ 66,813	$ — $ — $525,000	(3)	— — —		$60,037 $84,964 $87,331	(4) (4) (4)

Edwin W. Hortman, Jr., President, Chief Operating Officer and North Regional Executive	2003 2002 2001	$149,599 $125,964 $115,540	(1) (1) (1)	$ 59,805 $ 30,766 $ 15,952	$ 66,000 $ 14,550 $ 5,250	(5) (5) (5)	3,000 2,000 1,000	(6) (6) (6)	$15,739 $11,545 $13,218	(7) (7) (7)

W. Edwin Lane, Jr., Executive Vice President and Chief Financial Officer	2003 2002 2001	$132,266 $126,010 $117,650		$ 52,906 $ 38,811 $ 23,059	$ 49,500 $ 29,100 $ 21,000	(8) (8) (8)	3,000 12,000 12,000	(9) (9) (9)	$16,346 $13,857 $14,195	(10) (10) (10)

Jon S. Edwards, Executive Vice President and South Regional Executive	2003 2002 2001	$143,224 $119,092 $104,500		$ 57,290 $ 36,680 $ 14,630	$ 66,000 $ 29,100 $ 21,000	(11) (11) (11)	3,000 3,000 3,000	(12) (12) (12)	$17,072 $12,378 $10,889	(13) (13) (13)

Cindi H. Lewis, Executive Vice President, Director of Human Resources and Corporate Secretary	2003 2002 2001	$ 85,028 $ 81,673 $ 78,375		$ 21,257 $ 15,722 $ 10,973	$ 49,500 $ 29,100 $ 21,000	(14) (14) (14)	3,000 3,000 3,000	(15) (15) (15)	$10,600 $ 9,164 $ 8,927	(16) (16) (16)

(1)	Includes directors’ fees.
(2)	Contributions to the investment accounts under the Deferred Compensation Agreement and the Salary Continuation Agreement are included in “All Other Annual Compensation.” See footnote (3) below.
(3)	On January 16, 2001, the Board awarded Mr. Hunnicutt 50,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant.
(4)	For 2003, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $15,955, to the investment account under the Deferred Compensation Agreement in the amount of $15,950, and to the investment account under the Salary Continuation Agreement in the amount of $0. The amount for 2003 also includes dividends paid on shares of restricted Common Stock during 2003 in the amount of $28,168. For 2002, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $14,771, to the investment account under the Deferred Compensation Agreement in the amount of $14,551, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $39,840. For 2001, the Company made contributions for the benefit of Mr. Hunnicutt to the Company’s 401(k) Profit Sharing Plan in the amount of $4,585, to the Company’s Money Purchase Pension Plan in the amount of $8,500, to the investment account under the Deferred Compensation Agreement in the amount of $15,100, and to the investment account under the Salary Continuation Agreement in the amount of $15,802. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $43,344.

(5)	On August 19, 2003, the Board awarded Mr. Hortman 4,000 shares of restricted Common Stock with a fair market value equal to $16.50 per share on the date of grant. On July 12, 2002, the Board awarded Mr. Hortman 1,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Hortman 500 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant.
(6)	On August 19, 2003, the Board awarded Mr. Hortman an option to purchase 3,000 shares of Common Stock at an exercise price of $16.50 per share with such option vesting at a rate of 20% per year over a five-year period. On July 12, 2002, the Board awarded Mr. Hortman an option to purchase 2,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Hortman an option to purchase 1,000 shares at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period.
(7)	For 2003, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $14,429. The amount for 2003 also includes dividends paid on shares of restricted Common Stock during 2003 in the amount of $1,310. For 2002, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $11,113. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $432. For 2001, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $4,250 and to the Company’s Money Purchase Pension Plan in the amount of $8,500. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $468.
(8)	On August 19, 2003, the Board awarded Mr. Lane 3,000 shares of restricted Common Stock with a fair market value equal to $16.50 per share on the date of grant. On July 12, 2002, the Board awarded Mr. Lane 2,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Lane 2,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant.
(9)	On August 19, 2003, the Board awarded Mr. Lane an option to purchase 3,000 shares of Common Stock at an exercise price of $16.50 per share with such option vesting at a rate of 20% per year over a five-year period. On July 12 2002, the Board awarded Mr. Lane an option to purchase 12,000 shares at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Lane an option to purchase 12,000 shares of Common Stock at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period.
(10)	For 2003, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k) Profit Sharing Plan in the amount of $13,686. The amount for 2003 also includes dividends paid on shares of restricted Common Stock during 2003 in the amount of $2,660. For 2002, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k) Profit Sharing Plan in the amount of $11,553. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $2,304. For 2001, the Company made contributions for the benefit of Mr. Lane to the Company’s 401(k) Profit Sharing Plan in the amount of $4,184, and to the Company’s Money Purchase Pension Plan in the amount of $7,755. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $2,256.
(11)	On August 19, 2003, the Board awarded Mr. Edwards 4,000 shares of restricted Common Stock with a fair market value equal to $16.50 per share on the date of grant. On July 12, 2002, the Board awarded Mr. Edwards 2,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mr. Edwards 2,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant.
(12)	On August 19, 2003, the Board awarded Mr. Edwards an option to purchase 3,000 shares of Common Stock at an exercise price of $16.50 per share with such option vesting at a rate of 20% per year over a five-year period. On July 12, 2002, the Board awarded Mr. Edwards an option to purchase 3,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mr. Edwards an option to purchase 3,000 shares at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period.

(13)	For 2003, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $14,392. The amount for 2003 also includes dividends paid on shares of restricted Common Stock during 2003 in the amount of $2,680. For 2002, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $10,698. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $1,680. For 2001, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $3,230 and to the Company’s Money Purchase Pension Plan in the amount of $6,459. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $1,200.
(14)	On August 19, 2003, the Board awarded Mrs. Lewis 3,000 shares of restricted Common Stock with a fair market value equal to $16.50 per share on the date of grant. On July 12, 2002, the Board awarded Mrs. Lewis 2,000 shares of restricted Common Stock with a fair market value equal to $14.55 per share on the date of grant. On January 16, 2001, the Board awarded Mrs. Lewis 2,000 shares of restricted Common Stock with a fair market value equal to $10.50 per share on the date of grant.
(15)	On August 19, 2003, the Board awarded Mrs. Lewis an option to purchase 3,000 shares of Common Stock at an exercise price of $16.50 per share with such option vesting at a rate of 20% per year over a five-year period. On July 12, 2002, the Board awarded Mrs. Lewis an option to purchase 3,000 shares of Common Stock at an exercise price of $14.55 per share with such option vesting at a rate of 20% per year over a five-year period. On January 16, 2001, the Board awarded Mrs. Lewis an option to purchase 3,000 shares at an exercise price of $10.50 per share with such option vesting at a rate of 20% per year over a five-year period.
(16)	For 2003, the Company made contributions for the benefit of Mrs. Lewis to the Company’s 401(k) Profit Sharing Plan in the amount of $8,060. The amount for 2003 also includes dividends paid on shares of restricted Common Stock during 2003 in the amount of $2,540. For 2002, the Company made contributions for the benefit of Mrs. Lewis to the Company’s 401(k) Profit Sharing Plan in the amount of $7,412. The amount for 2002 also includes dividends paid on shares of restricted Common Stock during 2002 in the amount of $1,752. For 2001, the Company made contributions for the benefit of Mrs. Lewis to the Company’s 401(k) Profit Sharing Plan in the amount of $2,607 and to the Company’s Money Purchase Pension Plan in the amount of $4,832. The amount for 2001 also includes dividends paid on shares of restricted Common Stock during 2001 in the amount of $1,488.

Option Grants in Year Ended December 31, 2003

The following table sets forth information with respect to options granted under the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan to the Company’s Chief Executive Officer and to any other executive officer of the Company whose total cash compensation exceeded $100,000 for the year ended December 31, 2003.

Option Grants During 2003

	Individual Grants
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2003	Exercise Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5%	10%
Kenneth J. Hunnicutt	0	0	$0	—	—	—
Edwin W. Hortman, Jr.	3,000	7.45%	$16.50	8/19/13	$31,140	$78,900
W. Edwin Lane, Jr.	3,000	7.45%	$16.50	8/19/13	$31,140	$78,900
Jon S. Edwards	3,000	7.45%	$16.50	8/19/13	$31,140	$78,900
Cindi H. Lewis	3,000	7.45%	$16.50	8/19/13	$31,140	$78,900

(1)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years after the date of grant.
(2)	These amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

Stock Option Exercises During 2003 and Stock Option Year-End Values

The following table sets forth information with respect to options exercised in the last fiscal year by the Company’s Chief Executive Officer and any other executive officer whose total cash compensation exceeded $100,000 for the year ended December 31, 2003, together with the number and value of unexercised options and stock appreciation rights (“SAR”) held as of the end of the last fiscal year for each such person.

Aggregated Option Exercises and Fiscal Year-End Option/SAR Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth J. Hunnicutt	—	$0	60,150	7,350	$286,916	$35,060
Edwin W. Hortman, Jr.	—	$0	8,300	6,200	$23,020	$10,360
W. Edwin Lane, Jr.	—	$0	18,473	25,053	$83,371	$84,262
Jon S. Edwards	—	$0	9,000	10,000	$50,130	$28,940
Cindi H. Lewis	—	$0	5,232	8,248	$20,863	$18,714

(1)	Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by Security holders (1):	343,539	$12.46	139,180
Equity compensation plans not approved by Security holders	0	0	0

Total	343,539	$12.46	139,180

(1)	The Company offers options to purchase shares of Common Stock to certain of its employees and directors under the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and the 1997 Incentive Stock Option Plan for Mr. Hunnicutt.

Deferred Compensation Agreement with Mr. Hunnicutt

The Company has entered into a Deferred Compensation Agreement with Mr. Hunnicutt, pursuant to which the Company has agreed to pay Mr. Hunnicutt deferred compensation in the event of his retirement, disability or death or the termination of his employment in the amounts and for the periods set forth below. In the fiscal year ended December 31, 2003, $18,791 was accrued, but not paid, to Mr. Hunnicutt pursuant to the Deferred Compensation Agreement.

Event	Amount	Number of Months
Normal retirement	$3,750/month	180
Early retirement	value of investment account (1)	120
Disability	$3,750/month if during normal retirement	180
	value of investment account if prior to retirement (1)	120
Death during normal retirement	$5,000/month	Balance of 180 months
Death during early retirement	$5,000/month	Balance of 120 months
Death prior to retirement	$5,000/month	180
Termination of employment	Value of investment account (1)(2)	120

(1)	The balance of the investment account as of December 31, 2004 will be $402,000.
(2)	Mr. Hunnicutt may elect not to receive the value of the investment account upon termination of his employment and instead receive normal retirement benefits of $3,750 per month for 180 months commencing on January 1, 2005.

Salary Continuation Agreement with Mr. Hunnicutt

The Company has entered into a Salary Continuation Agreement with Mr. Hunnicutt. The Salary Continuation Agreement provides, among other things, that Mr. Hunnicutt is entitled to receive 15 annual payments of $33,750 each. Payments to Mr. Hunnicutt are scheduled to begin January 1, 2005.

Executive Employment Agreement with Mr. Hunnicutt

The Company entered into an Amended and Restated Executive Employment Agreement with Mr. Hunnicutt effective as of May 24, 1999, as amended by Amendment No. 1 thereto dated as of December 31, 2003 (as so amended, the “Hunnicutt Employment Agreement”), pursuant to which Mr. Hunnicutt has agreed to serve as the Chief Executive Officer of the Company through December 31, 2004. Mr. Hunnicutt resigned his position as President of the Company effective November 6, 2003. The term of the Hunnicutt Employment Agreement will not expire prior to the expiration of 24 months after the occurrence of a Change of Control (as such term is defined in the Hunnicutt Employment Agreement) of the Company. The Hunnicutt Employment Agreement provides that Mr. Hunnicutt will receive a minimum base salary of $250,000 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Executive Officer of the Company. The Hunnicutt Employment Agreement also provides certain additional benefits to Mr. Hunnicutt if he terminates his employment for “good reason” (as defined in the Hunnicutt Employment Agreement).

If Mr. Hunnicutt elects to terminate his employment upon 90-days notice, or the Hunnicutt Employment Agreement is terminated because of Mr. Hunnicutt’s “disability” (as defined in the Hunnicutt Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of Mr. Hunnicutt’s death, the Company is obligated to purchase, under certain circumstances, all outstanding stock options previously granted to Mr. Hunnicutt, whether or not such options are then exercisable, at a cash purchase price equal to the amount by which the aggregate fair market value of such options exceeds their exercise price. The Hunnicutt Employment Agreement also includes certain restrictive covenants which limit Mr. Hunnicutt’s ability to compete with the Company or to divulge certain confidential information concerning the Company.

The Hunnicutt Employment Agreement also provides that on January 1, 2005, Mr. Hunnicutt and the Company will enter into an Executive Consulting Agreement, pursuant to which Mr. Hunnicutt will provide consulting services to the Company following his resignation as Chief Executive Officer until the date of the Company’s annual meeting of shareholders held during calendar year 2007, but in no event later than May 31, 2007. The Executive Consulting Agreement provides that Mr. Hunnicutt will provide consulting services to the Company when requested by the Board or the Company’s President and that the Company will pay Mr. Hunnicutt the sum of $13,333 per month commencing February 1, 2005 for his services thereunder. In addition, Mr. Hunnicutt is entitled to reasonable office space and secretarial assistance and to reimbursement for his reasonable expenses incurred in connection with his duties under the Executive Consulting Agreement. Finally, the Executive Consulting Agreement includes certain restrictive covenants which limit Mr. Hunnicutt’s ability to compete with the Company or divulge certain confidential information concerning the Company.

Executive Employment Agreement with Mr. Hortman

The Company entered into an Executive Employment Agreement with Mr. Hortman effective as of December 31, 2003 (the “Hortman Employment Agreement”), pursuant to which Mr. Hortman has agreed to serve as the President and Chief Operating Officer of the Company for a continuously (on a daily basis) renewing, three year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Hortman Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as such term is defined in the Hortman Employment Agreement) of the Company. The Hortman Employment Agreement, which automatically terminates when Mr. Hortman attains age 65, provides that Mr. Hortman will receive a minimum base salary of $215,000.

The Hortman Employment Agreement provides that Mr. Hortman is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Operating Officer of the Company. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment with the Company, the Company will pay to Mr. Hortman (i) his base salary and annual bonus through the date of termination if he is terminated by the Board for “cause” (as defined in the Hortman Employment Agreement) or if he terminates his employment without “good reason” (as defined in the Hortman Employment Agreement) and (ii) his base salary and annual bonus through the date of termination and, for three additional 12-month periods, his base salary and a bonus in an amount determined pursuant to the terms of the Hortman Employment Agreement if he terminates his employment for good reason or if the Company terminates his employment without cause.

Upon a termination of Mr. Hortman’s employment under certain circumstances, Mr. Hortman or his estate shall have the opportunity for a period of 90 days following the date of such termination to exercise all of Mr. Hortman’s exercisable stock options at the exercise prices thereof. Finally, the Hortman Employment Agreement also includes certain restrictive covenants which limit Mr. Hortman’s ability to compete with the Company or divulge certain confidential information concerning the Company.

In connection with the execution of the Hortman Employment Agreement, the Company and Mr. Hortman agreed to terminate the Severance Protection and Non-Competition Agreement between the Company and Mr. Hortman dated as of April 13, 1998.

Executive Employment Agreement with Mr. Lane

The Company entered into an Executive Employment Agreement with Mr. Lane dated as of August 21, 2001 (the “Lane Employment Agreement”), pursuant to which Mr. Lane has agreed to serve as the Executive Vice President and Chief Financial Officer of the Company for an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Lane. Notwithstanding any notice by the Company not to extend, the term of the Lane Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as such term is defined in the Lane Employment Agreement) of the Company. The Lane Employment Agreement provides that Mr. Lane will receive a minimum base salary of $120,650 and is further entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Chief Financial Officer of the Company. The Lane Employment Agreement also provides certain additional benefits to Mr. Lane if he terminates his employment for “good reason” (as defined in the Lane Employment Agreement) within 12 months after an occurrence of a Change of Control.

If Mr. Lane elects to terminate his employment upon 90-days notice, or the Lane Employment Agreement is terminated because of Mr. Lane’s Disability (as defined in the Lane Employment Agreement), then the Company is obligated to pay him his annual salary and annual bonus through the date of termination. In the event of

Mr. Lane’s death, the Company is obligated to pay him his annual salary and annual bonus through the date of death. The Lane Employment Agreement also includes certain restrictive covenants which limit Mr. Lane’s ability to compete with the Company or to divulge certain confidential information concerning the Company.

Executive Employment Agreement with Mr. Edwards

The Company entered into an Executive Employment Agreement with Mr. Edwards effective as of July 1, 2003 (the “Edwards Employment Agreement”), pursuant to which Mr. Edwards has agreed to serve as the South Regional Executive of the Company for an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Edwards. Notwithstanding any notice not to so extend, the term of the Edwards Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as such term is defined in the Edwards Employment Agreement) of the Company. The Edwards Employment Agreement, which automatically terminates when Mr. Edwards attains age 65, provides that Mr. Edwards will receive a minimum base salary of $142,500.

The Edwards Employment Agreement provides that Mr. Edwards is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the South Regional Executive of the Company. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’ employment with the Company, the Company will pay to Mr. Edwards (i) his base salary and annual bonus through the date of termination if he is terminated by the Board for “cause” (as defined in the Edwards Employment Agreement) or if he terminates his employment without “good reason” (as defined in the Edwards Employment Agreement) and (ii) his base salary and annual bonus through the date of termination and, for one additional 12-month period, his base salary and a bonus in an amount determined pursuant to the terms of the Edwards Employment Agreement if he terminates his employment for good reason.

Upon a termination of Mr. Edwards’ employment for good reason, Mr. Edwards or his estate shall have the opportunity for a period of 90 days following the date of such termination to exercise all of Mr. Edwards’s exercisable stock options at the exercise prices thereof. Finally, the Edwards Employment Agreement also includes certain restrictive covenants which limit Mr. Edwards’ ability to compete with the Company or divulge certain confidential information concerning the Company.

In connection with the execution of the Edwards Employment Agreement, the Company and Mr. Edwards agreed to terminate the Severance Protection and Non-Competition Agreement between the Company and Mr. Edwards dated as of March 8, 1999.

Executive Employment Agreement with Mrs. Lewis

The Company entered into an Executive Employment Agreement with Mrs. Lewis effective as of December 31, 2003 (the “Lewis Employment Agreement”), pursuant to which Mrs. Lewis has agreed to serve as the Director of Human Resources for an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mrs. Lewis. Notwithstanding any notice not to so extend, the term of the Lewis Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as such term is defined in the Lewis Employment Agreement) of the Company. The Lewis Employment Agreement, which automatically terminates when Mrs. Lewis attains age 65, provides that Mrs. Lewis will receive a minimum base salary of $83,900.

The Lewis Employment Agreement provides that Mrs. Lewis is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with her salary and her position as the Director of Human Resources of the Company. The Lewis Employment Agreement further provides that, in the event of termination of Mrs. Lewis’ employment with the

Company, the Company will pay to Mrs. Lewis (i) her base salary and annual bonus through the date of termination if she is terminated by the Board for “cause” (as defined in the Lewis Employment Agreement) or if she terminates her employment without “good reason” (as defined in the Lewis Employment Agreement) and (ii) her base salary and annual bonus through the date of termination and, for one additional 12-month period, her base salary and a bonus in an amount determined pursuant to the terms of the Lewis Employment Agreement if she terminates her employment for good reason.

Upon a termination of Mrs. Lewis’ employment for good reason, Mrs. Lewis or her estate shall have the opportunity for a period of 90 days following the date of such termination to exercise all of Mrs. Lewis’ exercisable stock options at the exercise prices thereof. Finally, the Lewis Employment Agreement also includes certain restrictive covenants which limit Mrs. Lewis’ ability to compete with the Company or divulge certain confidential information concerning the Company.

In connection with the execution of the Lewis Employment Agreement, the Company and Mrs. Lewis agreed to terminate the Severance Protection and Non-Competition Agreement between the Company and Mrs. Lewis dated as of September 1, 1998.

Compensation of Directors

All directors serving on the Board receive a fee of $500 per month. Mr. Weltzbarker receives an additional $800 per month for his service as Vice Chairman of Board, which position he has held since May 15, 2001. Board meetings are held monthly. Members of the Executive Committee (except Messrs. Hortman and Hunnicutt) receive a fee of $300 per month, and members of the Audit Committee receive a fee of $200 per meeting. Mr. Wortman receives $200 per meeting for his services on the Executive Loan Committee and is the only member of the Executive Loan Committee to receive compensation for service thereon. Messrs. Jeter and Wortman each receive $125 per meeting attended for their services on the Asset Liability Management Committee and are the only directors on the Asset Liability Management Committee to receive compensation for services thereon.

Compensation Committee Interlocks and Insider Participation

Mr. Hunnicutt, who served as the Company’s President and Chief Executive Officer during 2003, also served as a non-voting member of the Compensation Committee during 2003. Mr. Hortman, who served as the Company’s President and Chief Operating Officer during 2003, also served as a non-voting member of the Compensation Committee during 2003. No other member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries.

The Company and the Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with members of the Compensation Committee, including corporations, partnerships and other organizations in which such members have an interest. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and are substantially the same as terms that were prevailing at the time such loans were made with respect to comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The Company’s executive compensation programs are administered by the Compensation Committee. During 2003, the Compensation Committee was composed of Messrs. Fulp, Hortman, Hunnicutt, Jeter, Weltzbarker and Whelchel.

The Company’s executive compensation is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The base salary for executives is determined in relation to their level of responsibility. Salary ranges are reviewed on an annual basis, taking into consideration, among other things, the financial performance of the Company, and are adjusted as necessary. Salaries are reviewed on an annual basis, and salary changes are based primarily upon individual performance.

In reviewing the performance of Mr. Hunnicutt, the Compensation Committee took into account the Hunnicutt Employment Agreement, which establishes Mr. Hunnicutt’s base compensation from year to year. In determining Mr. Hunnicutt’s compensation, the Compensation Committee considered the effects of inflation, adjustments to the salaries of other senior management personnel, Mr. Hunnicutt’s past performance and the contribution which he made to the business and profits of the Company during fiscal year 2003. The Company’s performance in 2003 reflected net income of $12.0 million, or $1.23 per basic share of the Common Stock, an increase of 17% from net income for 2002 of $10.4 million. The Company’s total assets were $1.2 billion as of December 31, 2003 and 2002. The Company experienced an increase in total loans of 2% from $813 million in 2002 to $826 million in 2003, and a decrease in total average deposits of 1% from $894 million in 2002 to $890 million in 2003. Mr. Hunnicutt’s base salary did not change for 2003 at his request.

Submitted by the Compensation Committee

J. Raymond Fulp

Edwin W. Hortman, Jr. (non-voting member)

Kenneth J. Hunnicutt (non-voting member)

Daniel B. Jeter

Doyle Weltzbarker, Chairman of the Compensation Committee

J. Thomas Whelchel

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an amended and restated charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of the NASDAQ, one of which, Daniel B. Jeter, is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC (“Mauldin & Jenkins”), the Company’s independent auditors and accountants, are responsible for performing an audit in accordance with generally accepted auditing standards to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and Mauldin & Jenkins concerning the consolidated financial statements for the fiscal year ended December 31, 2003. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the internal auditors and Mauldin & Jenkins. The Audit Committee discussed with Mauldin & Jenkins the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has discussed with Mauldin & Jenkins their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Submitted by the Audit Committee

J. Raymond Fulp

Daniel B. Jeter

Henry C. Wortman, Chairman of the Audit Committee

PERFORMANCE GRAPH

Set forth below is a line graph comparing the change in the cumulative total shareholder return on the Common Stock against the cumulative return of The NASDAQ Stock Market (U.S. Companies) and the index of Nasdaq Bank Stocks for the five-year period commencing December 31, 1998, and ending December 31, 2003. The graph shows the value at December 31, 1998, December 31, 1999, December 29, 2000, December 31, 2001, December 31, 2002 and December 31, 2003, assuming an investment of $100 on December 31, 1998, and reinvestment of dividends and other distributions to shareholders.

Pursuant to the regulations of the SEC, this graph is not “soliciting material,” is not filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROPOSAL II: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company has appointed Mauldin & Jenkins as its independent accountants for the fiscal year ended December 31, 2003. Mauldin & Jenkins has served as the Company’s independent accountants since 1985. Services provided to the Company and its subsidiaries by Mauldin & Jenkins in the fiscal year ended December 31, 2003 included the examination of the Company’s consolidated financial statements, limited review of quarterly reports, services related to filings with the SEC and consultation with respect to various tax matters.

Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Mauldin & Jenkins for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002:

Fee Category	Fiscal 2003 Fees	Fiscal 2002 Fees
Audit Fees	$237,500	$313,500
Audit Related Fees	$ 42,500	$ 43,850
Tax Fees	$ 51,500	$ 58,700
All Other Fees	—	—

Total Fees	$331,500	$416,050

Audit Fees

Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Mauldin & Jenkins in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consolidations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance, tax audit defense, custom and duties and acquisitions and divestitures tax planning.

All Other Fees

Consists of fees for products and services other than the services reported above. There were no fees paid to Mauldin & Jenkins in fiscal 2003 or 2002 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All services provided by Mauldin & Jenkins are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Mauldin & Jenkins in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the next Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Mauldin & Jenkins’ independence.

Ratification of the appointment of Mauldin & Jenkins as the Company’s independent accountants for the fiscal year ended December 31, 2003 requires the affirmative vote of a majority of the outstanding shares of Common Stock which are entitled to vote at the Annual Meeting. Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting “FOR” ratification of the appointment of Mauldin & Jenkins. In the event that the shareholders do not ratify the appointment of Mauldin & Jenkins, the appointment will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.

CERTAIN TRANSACTIONS

The Company and the Banks have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Banks and their associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. At December 31, 2003, certain executive officers and directors, and companies in which, as of such date, such executive officers and directors had a ten percent (10%) or more beneficial interest, were indebted to the Banks in the aggregate amount of approximately $7 million. The Board believes that the terms of such loans (including interest rates, collateral and repayment terms) are fair and equitable and contain substantially the same terms as those prevailing at the time such loans were made for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt and Lynn Jones, who serves as a director of one of the Banks, that is used as the Company’s operations center in Moultrie, Georgia. On August 1, 2003 the Company renewed the lease, increasing the rent payments from $5,667 to $6,500 per month. Rent payments for 2003 under the extended lease, which expires on July 31, 2008, totaled $72,167.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Mitchell Smith, who was promoted to the position of Director of Credit Administration in July 2003, did not file a Form 3 until August 2003, reporting that he did not beneficially own any shares of Common Stock.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2005 and to be included in the Company’s proxy statement and form of proxy for that meeting must be in writing and must be received by the Company, directed to the attention of the Secretary, not later than November 12, 2004. Any such proposal must comply in all respects with the rules and regulations of the SEC.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not a part of the proxy soliciting material enclosed herewith. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2003, will be filed with the SEC prior to the Annual Meeting. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2003, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.

By Order of the Board of Directors,
Moultrie, Georgia April 15, 2004	Kenneth J. Hunnicutt, Chairman of the Board and Chief Executive Officer

EXHIBIT A

ABC BANCORP

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the audit committee (the “Audit Committee”) of the Board of Directors (the “Board”) of ABC Bancorp (the “Corporation”) is to assist the Board in fulfilling its oversight responsibilities relating to the accounting, legal and reporting practices of the Corporation. The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders of the Corporation, relating to corporate accounting, reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the Corporation’s independent auditors, the Corporation’s internal auditors, if any, or the entity performing the internal audit function, and the financial management of the Corporation.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices. The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall meet the independence, experience and expertise requirements of the National Association of Securities Dealers, Inc. (the “NASD”), the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). At all times at least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC. The Board shall elect members of the Audit Committee each year at a regular or special meeting of the Board or until their successors shall be duly elected and qualified. Unless the full Board elects a Chairman, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III. MEETINGS

Regular meetings of the Audit Committee may be held without notice at such time and at such place as shall from time to time be determined by the Chairman of the Audit Committee, the President or the Secretary of the Corporation. Special meetings of the Audit Committee may be called by or at the request of any member of the Audit Committee, any of the Corporation’s executive officers, the Secretary, the director of Corporation’s internal auditing department, if any, or the Corporation’s independent auditors, in each case on at least twenty-four hours notice to each member.

If the Board, management, the director of Corporation’s internal auditing department, if any, or the Corporation’s independent auditors desire to discuss matters in private, the Audit Committee shall meet in private with such person or group.

A majority of the Audit Committee members shall constitute a quorum for the transaction of the Audit Committee’s business. Unless otherwise required by applicable law, the Corporation’s Articles of Incorporation or Bylaws or the Board, the Audit Committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Audit Committee may be taken by a written instrument signed by all of the members of the Audit Committee. Meetings of the Audit Committee may be held at such place or places as the Audit Committee shall determine or as may be specified or fixed in the respective notices or waivers of meetings. Members of the Audit Committee may participate in Audit Committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings

As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the Corporation’s internal auditing department, if any, and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Be directly responsible for the selection, appointment, compensation, oversight and, where appropriate, authorization of the replacement of the auditors. The Audit Committee shall determine compensation for the auditors on an annual basis and approve, in advance, all audit services to be performed by the auditors. The Audit Committee will review the auditors’ report covering all matters required by applicable SEC and NASD regulations, including the auditors’ internal quality control procedures and the experience and qualifications of the senior members of the auditor team.

2. Confirm the independence of the auditors, including, by way of example: (i) approving, in advance, the retention or selection of the auditors for any permissible non-audit services provided by the auditors, such as tax services, in accordance with applicable SEC and NASD regulations, and the fees relating thereto; (ii) obtaining, at least annually, a formal written statement from the auditors confirming their independence from the Corporation and delineating relationships between the auditors and the Corporation, including past employment by the auditors of Corporation personnel, that might have an impact on their independence; and (iii) actively engaging in dialogue with the auditors regarding matters that might reasonably be expected to affect their objectivity and independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

3. Oversee the Corporation’s compliance with the requirements of all applicable laws and SEC and NASD regulations, and any amendments thereto, including procedures for the rotation of audit partners, and guidelines for the Corporation’s hiring of employees of the audit firm who were engaged in the Corporation’s account.

4. Meet with the auditors and financial management of the Corporation to review the scope and cost of the proposed audit for the current year and the audit procedures to be utilized and, following the conclusion thereof, review the results of such audit, including any comments or recommendations of the auditors. Such review should also include any management letter provided by the auditors and the Corporation’s response letter, if any.

5. Review with the auditors and the Corporation’s financial management and accounting personnel the adequacy, reliability and integrity of the accounting policies, internal controls and financial reporting controls of the Corporation.

6. Review reports prepared for the Audit Committee by management and/or the auditors of significant reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including an analysis of critical accounting policies and the effect of alternative GAAP methods on the Corporation’s financial statements, and review with the auditors and Corporation’s financial management and accounting personnel the potential effect of regulatory and accounting developments on the Corporation’s financial statements.

7. Review and approve, in advance, all “related party” transactions in accordance with applicable law and SEC and NASD regulations.

8. Assist the Corporation’s management in the establishment and maintenance of disclosure controls and procedures in accordance with applicable law and SEC and NASD regulations that are adequate to meet the Corporation’s reporting obligations under applicable securities laws.

9. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Corporation with respect to accounting, internal accounting controls or auditing matters which shall include procedures for the confidential and anonymous treatment of submission of such complaints by employees. Review with management and the auditors any correspondence with regulators or government agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

10. Review with the Corporation’s legal counsel or other appropriate legal personnel any legal matters that may have a material impact on the Corporation’s financial statements, the Corporation’s compliance policies, business conduct controls and any material reports or inquiries received from regulators or governmental agencies.

11. Meet with the auditors in executive session at least once per quarter. The Audit Committee will review with the auditors any problems or difficulties encountered during the audit and management’s response, and undertake the responsibility to investigate and resolve any disagreements between the Corporation’s management and the auditors regarding the Corporation’s financial reporting or in the course of the audit work.

12. Review with the auditors and the Corporation’s financial management and accounting personnel the Corporation’s proposed earnings releases and financial guidance, if any, and quarterly financial statements, including any review by the auditors of the quarterly financial statements, prior to the filing of the Corporation’s Quarterly Report on Form 10-Q. Such review shall include, without limitation, a discussion of Management’s Discussion and Analysis of Operations proposed to be set forth in the Quarterly Report on Form 10-Q and of all matters necessary for the certifications of such report by the Corporation’s management in accordance with applicable law.

13. Discuss with the auditors the results of the annual audit of the Corporation’s financial statements, including (i) the auditors’ assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments, (iii) the nature of significant risks and exposures, (iv) the adequacy of the disclosures in the financial statements and (v) any other matters required to be communicated to the Audit Committee by the auditors under auditing standards generally accepted in the United States. The Audit Committee shall review with the auditors and the Corporation’s financial management and accounting personnel the Corporation’s annual financial statements prior to the filing of its Annual Report on Form 10-K and management’s assertions related to its assessment of the effectiveness of internal controls as of end of the most recent fiscal year and, as required, the auditors’ report on such assertions. The discussion of the financial statements shall include, without limitation, a discussion of Management’s Discussion and Analysis of Operations proposed to be set forth in the Annual Report on Form 10-K and of all matters necessary for the certifications of such report by the Corporation’s management in accordance with applicable law.

14. Review and discuss with management and the auditors any material financial or non-financial arrangements of the Corporation which do not appear in the Corporation’s financial statements and any transactions or arrangements with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

15. Investigate matters brought to its attention within the scope of its duties. In discharging these responsibilities, the Audit Committee will have full access to the Corporation’s books and records, and will have the power to retain outside counsel or other advisors to assist the Audit Committee for this purpose, and to determine the compensation for any such advisors.

16. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the auditors; prepare the minutes from such meetings and submit them to the Board.

17. Prepare a report to be included in the Corporation’s annual proxy statement as required by applicable SEC and NASD regulations.

18. Review and reassess the adequacy of the Audit Committee Charter on an annual basis.

19. Perform such other functions and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

V. MISCELLANEOUS

The Audit Committee may perform any other activities consistent with this Charter, the Corporation’s Articles of Incorporation and Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

*****

Approved by the ABC Bancorp Board of Directors on February 17, 2004

ABC Bancorp

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kenneth J. Hunnicutt and Doyle Weltzbarker, and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of ABC Bancorp (the “Company”) to be held on Tuesday, May 18, 2004, at the principal offices of the Company, located at 24 Second Avenue, S.E., Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at the Annual Meeting all the shares of common stock of the Company held of record by the undersigned as of March 8, 2004. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 2003, and the Notice of Annual Meeting and Proxy Statement of the Company for the Annual Meeting.

I.    Election of the following nominees to the Board of Directors in Class I for three-year terms of office:

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Class I

Johnny W. Floyd	Edwin W. Hortman, Jr.	Daniel B. Jeter

Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.

II.	To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, as the Company’s independent accountants for the fiscal year ended December 31, 2003:

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on reverse side)

III.    To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof:

☐	FOR	☐	AGAINST	☐	ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of each nominee and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

Print Name(s):____________________________

Signature:________________________________

Signature If Held Jointly:________________________
Dated:_____________________________, 2004

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title as such. Joint owners should each sign.